                                  EXHIBIT 11.1

                        International Electronics, Inc.
                      Calculation of Net Income Per Share
                      Three Months Ended November 30, 1996


PRIMARY NET INCOME PER SHARE
----------------------------

Weighted average common and
equivalent shares:

Common stock                       1,492,469

Common equivalent shares
resulting from dilutive stock
options and warrants (treasury
stock method using the average
market price)                        228,425
                                  ----------

Total                              1,720,894
                                  ==========

Net income                        $   28,128
                                  ==========

Net income per share              $      .02
                                  ==========

FULLY DILUTED NET INCOME PER SHARE
----------------------------------

Weighted average common and
equivalent shares:

Common stock                       1,492,469

Common equivalent shares
resulting from dilutive stock
options and warrants (treasury
stock method using the higher
of the ending or average
market price)                        247,901
                                  ----------

Total                              1,740,370
                                  ==========

Net income                        $   28,128
                                  ==========

Net income per share              $      .02
                                  ==========
